Boston Scientific Announces Agreement to Acquire
Devoro Medical, Inc.

Company to add mechanical thrombectomy platform to peripheral interventions portfolio

MARLBOROUGH, Mass., September 21, 2021 – Today, Boston Scientific Corporation (NYSE: BSX) announced an agreement to acquire Devoro Medical, Inc., developer of the WOLF Thrombectomy® Platform. The innovative non-console and lytic-free WOLF technology targets and rapidly captures blood clots using finger-like prongs that retrieve and remove thrombi in the arterial and venous systems.

“The addition of the WOLF platform advances our efforts to ensure physicians have the right tools to improve procedural efficiencies,” said Jeff Mirviss, executive vice president and president, Peripheral Interventions, Boston Scientific. “Clot management remains a core focus of our business, and upon commercialization, this highly differentiated technology will complement and expand our offerings to a full suite of interventional strategies for thromboemboli, which also includes the EkoSonic™ Endovascular System (EKOS) and the AngioJet™ Thrombectomy System.”

Boston Scientific has been a strategic investor in Devoro Medical since 2019 and currently holds an equity stake of approximately 16 percent. As a result, the transaction consists of an upfront payment of approximately $269 million for the 84 percent stake not yet owned and up to $67 million upon achievement of certain clinical and regulatory milestones.+

“The WOLF platform is a compelling new option for physicians performing thrombectomy procedures and, importantly, it is designed to target and remove clots without damaging blood vessels, while also minimizing blood-loss, which may improve outcomes,” said Michael R. Jaff, D.O., chief medical officer and vice president of clinical affairs, technology and innovation, Peripheral Interventions, Boston Scientific. “We look forward to accelerating the progress of this platform technology so that we help patients who are dealing with these common, yet challenging health conditions.”

On an adjusted basis, the transaction is expected to be slightly dilutive to earnings per share (EPS) in 2021, which Boston Scientific expects to offset via internal cost efficiencies and trade-offs. On a GAAP basis, the transaction will be less dilutive due to a one-time gain to be recognized at closing associated with our previously held equity interest in Devoro Medical. In 2022, the transaction is not expected to impact adjusted EPS and will be slightly dilutive on a GAAP basis due to amortization expense and acquisition-related charges. The transaction is anticipated to close in the fourth quarter of 2021, subject to customary closing conditions.

+Preceding consideration of current equity ownership, debt and other closing adjustments, the transaction price consists of $320 million up front, and up to $80 million upon achievement of certain clinical and regulatory milestones.

About Boston Scientific Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world. As a global medical technology leader for more than 40 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

Cautionary Statement Regarding Forward-Looking Statements This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by words like "anticipate," "expect," "project," "believe," "plan," "estimate," "intend" and similar words. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. These forward-looking statements include, among other things, statements regarding the financial and business impact of the transaction, product launches and product performance and impact. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; the closing and integration of acquisitions; intellectual property; litigation; financial market conditions; and future business decisions made by us and our competitors. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item 1A – Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A – Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file hereafter. We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

CONTACTS:
Laura Aumann
Media Relations
(651) 582-4251
Laura.Aumann@bsci.com

Lauren Tengler
Investor Relations
(508) 683-4479
BSXInvestorRelations@bsci.com